Exhibit 99.1

Department of Health and Human Services	Food and Drug Administration
Florida District 555 Winderley Place, Suite 200 Maitland, Florida 32751 Telephone: 407-475-4700 Fax: 407-475-4770

VIA UPS NEXT DAY AIR

w/ DELIVERY CONFIRMATION

WARNING LETTER

FLA-14-21

August 18, 2014

Roger E. Susi

President

Iradimed Corporation

7457 Aloma Ave, Suite 201

Winter Park, Fl 32792-9172

Dear Mr. Susi:

During an inspection of your firm located in Winter Park, Florida on April 07, 2014 through April 16, 2014, an investigator from the United States Food and Drug Administration (FDA) determined that your firm manufactures MRI infusion pumps (Class II), and is a specification developer of intravenous (IV) lines used with your infusion pumps (Class II) and infusion stands (Class I).  Under section 201(h) of the Federal Food, Drug, and Cosmetic Act (the Act), 21 U.S.C. § 321(h), these products are devices because they are intended for use in the diagnosis of disease or other conditions or in the cure, mitigation, treatment, or prevention of disease, or to affect the structure or any function of the body.

This inspection revealed that these devices are adulterated within the meaning of section 501(h) of the Act, 21 U.S.C. § 351(h), in that the methods used in, or the facilities or controls used for, their manufacture, packing, storage, or installation are not in conformity with the current good manufacturing practice requirements of the Quality System regulation found at Title 21, Code of Federal Regulations (CFR), Part 820.

We received your response dated, May 7, 2014 and a response dated June 3, 2014 from your Vice-President, Q.A. & Regulatory Affairs officer, Mr. Francis X. Casey, concerning our investigator’s observations noted on the Form FDA 483 (FDA 483), List of Inspectional Observations that was issued to your firm. We address this response below, in relation to each of the noted violations. These violations include, but are not limited to, the following:

1.    Failure to establish and maintain procedures for validating the device design, including risk analysis where appropriate, as required by 21 CFR 820.30(g). For example:

a)    Your procedure number OP-11, Rev. E, Design Control, and procedure number OP-43, Software Quality Assurance Procedure, followed when a design contains software, do not include or refer to a process for conducting software validation. Specifically, section 5.1 of the procedure OP-43, Software Quality Assurance Procedure, states that validation should be conducted in light of the “level of concern” for software used in infusion pumps or accessory devices. However, the procedure does not provide, or refer to, a process for determining “level of concern” and establishing validation plans that are appropriate to the identified level of concern.

Your responses dated May 7, 2014 and June 3, 2014 are not adequate. Your firm indicated that procedure number OP-43 was revised to address levels of software validation; however, your revisions do not address how the scope of the validation plan relates to the applicable “level concern”.

b)    According to section 5.3.2.5 of the procedure number OP-43, Software Quality Assurance Procedure, a traceability analysis or matrix should be created that links requirements, design, specification, hazards, and validation. However, no traceability analysis has been documented since software version 1.600.1 Model 3860/3850 dated May 29, 2008. The current software version for Model 3860 is version 3.5.1 and is version 585.11.1 for Model 3850.

Your responses dated May 7, 2014 and June 3, 2014 are not adequate. Your firm indicated that you revised the procedure OP-43 to clarify the traceability methods used during software development. Your firm also indicated that it documented traceability for all software changes for the 3860 MR infusion pump up to software version 3.5.1 and that similar revisions were documented for the 3850 MR Infusion Pump system. However, your firm did not indicate whether all required employees, such as employees in other departments governed by this procedure, were trained on the revised procedure and how it plans to assess effectiveness of the training to ensure traceability is being documented as and when software changes are made.

c)    According to the section 5.7.1.1 of the procedure number OP-011, Rev. E, Design Control, design verification and validation should include examination of performance in relation to design specification, among others, extremes of input data. However, the firm’s software testing related to dose rate validation does not identify the boundaries that were tested.

Your responses dated May 7, 2014 and June 3, 2014 are not adequate. Your firm provided a copy of its revised procedure number OP-43 “Software Development Process”, which includes the requirement that all unit tests, including boundary testing, are performed prior to software release (Section 5.6.2). Additionally, the firm provided a copy of the functional verification testing for the MRidium 3860 System software version 3.5.1 to show that this testing included a challenge to the boundary values for each of the pump’s selectable parameters. However, the procedure OP-43 does not provide, or refer to, a process for determining the boundary conditions. Also, your firm did not provide plans for conducting a retrospective review of all validation where boundary testing was performed to ensure the chosen boundaries were appropriate for the testing and that they are adequately documented.

d)    Your firm did not assess the potential risk to the user when tubing used with your MRI infusion pumps is stretched during removal bubbles or other known use activities which can cause improper positioning in the pump and over infusion.

The response dated May 7, 2014 appears to be adequate. Your firm modified your procedure number OP47, Risk Management and Hazard Analysis to update the hazard analysis when new or unspecified potential hazards are identified. Your firm also indicated that the Risk/Hazard Analysis (SP12) was revised to include the risk of stretching IV tubing. The adequacy of this correction will be verified during FDA’s next scheduled inspection of your facility.

2.    Failure to establish and maintain procedures to ensure results of a design review, including identification of the design, the date, and the individual(s) performing the review, shall be documented in the design history file, as required by 21 CFR 820.30(e). For example:

a)    An independent code review performed subsequent to June 2013 software change identifies you (Mr. Robert E. Susi), your Vice-President- QA/RA officer, and one of the firm’s software engineers who is the author of the code, as primary reviewers. However, you stated during the inspection that neither of these individuals participated in the actual review and that the review was performed by you and Mr. Dave Hefele.

Further, a review of section 5.6, Design Review, of your firm’s procedure number OP-11, Rev. E, Design Control, indicates that it does not specify how to identify design review participants and ensure those individuals included do not have direct responsibility for the design state being reviewed.

The response dated May 7, 2014 appears to be adequate. Your firm modified its Design Review Form (Form #LF250) to separately identify the designer/author from the independent reviewer. Your firm also conducted a retrospective review of previous Design Reviews and added a cover sheet to each specifying the designer/author and the independent reviewer. The adequacy of this correction will be verified during FDA’s next scheduled inspection of your facility.

b)    ECN 00434, covering the generation of a new Instruction Guide card that was sent out to customers with the Safety Alert Letter issued by your firm on 08/31/2012, was not approved. Approval of this Instruction Guide was not conducted until 09/10/2012.

The adequacy of your responses dated May 7, 2014 and June 3, 2014 could not be determined. Your firm indicated that changes were made to procedure number OP011, Design Control, procedure number OP005, Document and Data Control, procedure number OP22, Inspection and Testing, procedure number OP31, Inspection and Test Status to address reviews of product prior to release. However, your firm did not provide your plans for conducting a retrospective review of all product changes and product releases to ensure the appropriate testing and approvals were performed and adequately documented. The adequacy of this correction will be verified during FDA’s next scheduled inspection of your facility.

3.    Failure to establish procedures for identifying training needs and ensure that all personnel are trained to adequately perform their assigned responsibilities, as required by 21 CFR 820.25(b). For example, your firm’s employee training procedure, SOP 013, Rev. B, requires that areas of training be identified by each department. However, upon request, your firm could not provide documentation to verify the training needs for your Software Engineers concerning coding practices are identified and conducted. Your firm stated that the Engineering Department did not have specific training needs outlined for your Software Engineers.

The response dated May 7, 2014 appears to be adequate. Your firm modified its OP051, Software Coding Standards procedure, OP13, Employee Training procedure to address the software engineer training. The adequacy of this correction will be verified during FDA’s next scheduled inspection of your facility.

4.    Failure to establish and maintain procedures for implementing corrective and preventive action (CAPA), as required by 21 CFR 820.100(a). For example:

a)    Your firm received at least 18 complaints from 2010 to August 2012 reporting possible over-infusions during use of your MRI infusion pumps for which the most likely root causes included, user failed to clamp infusion line, user stretched tubing causing misalignment of tubing in the pump, and user did not promptly assure door closure after check door alarm. Your firm initiated corrective actions including a Safety Alert Letter sent to customers on 8/31/2012. However, the corrective actions were not effective in that your firm has received 9 complaints of a similar nature since 9/18/2012.

b)    Your firm initiated a Recall for your MRidium Series 1000 MR Infusion Sets, Type 1058 MR IV Extension Set: Lot Code LBG001 due to the discovery that a tubing segment was too long which could cause an over-infusion. Your firm determined a most likely root cause as production process controls at your contract manufacturer; however, your firm failed to verify or validate the effectiveness of this corrective action.

The adequacy of your responses dated May 7, 2014 and June 3, 2014 could not be determined. Your firm indicated that changes were made to procedure number OP42, Customer Complaint Report and procedure number OP010, Corrective and Preventative Actions to improve your CAPA process. However, your firm did not provide plans for conducting a retrospective review of CAPA actions or plans for a systemic change that would ensure verification or validation of the effectiveness of corrective actions would take place for all future CAPA actions. The adequacy of this correction will be verified during FDA’s next scheduled inspection of your facility.

Our inspection revealed that the cleared Mridium 3860 MRI infusion pump is adulterated under section 501(f)(1)(B) of the Act, 21 U.S.C. § 351(f)(1)(B), because your firm does not have an approved application for premarket approval (PMA) in effect pursuant to section 515(a) of the Act, 21 U.S.C. § 360e(a), or an approved application for an investigational device exemption under section 520(g) of the Act, 21 U.S.C. § 360j(g).  The Mridium 3860 MRI infusion pump (K090087) is also misbranded under section 502(o) the Act, 21 U.S.C. § 352(o), because your firm did not notify the agency of your intent to introduce the device into commercial distribution in that a notice or other information respecting the modification to the device was not provided to the FDA as required by section 510(k) of the Act, 21 U.S.C. § 360(k) and 21 C.F.R. 807.81(a)(3)(1).

Specifically, your firm made modifications to the original software version of the Mridium 3860 MRI infusion pump cleared under K090087 as version 2.0, by creating a new version of the software (version 3.5.1).

Significant modifications to Mridium 3860 MRI Infusion Pump software that have not been reviewed by FDA could significantly affect the safety or effectiveness of the device. Therefore, a new 510(k) is required.

Our inspection also revealed that the cleared Mridium 3850 MRI infusion pump is adulterated under section 501(f)(1)(B) of the Act, 21 U.S.C. § 351(f)(1)(B), because your firm does not have an approved application for premarket approval (PMA) in effect pursuant to section 515(a) of the Act, 21 U.S.C. § 360e(a), or an approved application for an investigational device exemption under section 520(g) of the Act, 21 U.S.C. § 360j(g). The Mridium 3850 MRI infusion pump is also misbranded under section 502(o) the Act, 21 U.S.C. § 352(o), because your firm did not notify the agency of its intent to introduce the device into commercial distribution in that a notice or other information respecting the modification to the device was not provided to the FDA as required by section 510(k) of the Act, 21 U.S.C. § 360(k) and 21 C.F.R. 807.81(a)(3)(1).

Specifically, your firm made modifications to the original software version of the Mridium 3850 MRI infusion pump cleared under K050301 as version 1.0 by creating a new version of the software (version 585.11.1). Significant modifications to Mridium 3850 MRI infusion pump software that have not been reviewed by FDA could significantly affect the safety or effectiveness of the device. Therefore, a new 510(k) is required.

FDA also learned that your firm is marketing the Mridium 3860+ infusion pump.   A review of our records reveals that your firm did not obtain clearance or approval before offering this device for sale.

Therefore, the Mridium 3860+ infusion pump is adulterated under section 501(f)(1)(B) of the Act, 21 U.S.C. § 351(f)(1)(B), because your firm does not have an approved application for premarket approval (PMA) in effect pursuant to section 515(a) of the Act, 21 U.S.C. § 360e(a), or an approved application for an investigational device exemption under section 520(g) of the Act, 21 U.S.C. § 360j(g).  The device is also misbranded under section 502(o) the Act, 21 U.S.C. § 352(o), because your firm did not notify the agency of its intent to introduce the device into commercial distribution, as required by section 510(k) of the Act, 21 U.S.C. § 360(k).

For a device requiring premarket approval, the notification required by section 510(k) is deemed satisfied when a PMA is pending before the agency.  [21 CFR 807.81(b)]  The kind of information that your firm needs to submit in order to obtain approval or clearance for the device is described on the Internet at http://www.fda.gov/MedicalDevices/DeviceRegulationandGuidance/HowtoMarketYourDevice/default.htm. The FDA will evaluate the information that your firm submits and decide whether the product may be legally marketed.

Our office requests that Iradimed Corporation immediately cease activities that result in the misbranding or adulteration of the Mridium 3860 MRI infusion pump, Mridium 3850 MRI infusion pump, and the Mridium 3860+ MRI infusion pump, such as the commercial distribution of the device.

Your firm should take prompt action to correct the violations addressed in this letter.  Failure to promptly correct these violations may result in regulatory action being initiated by the FDA without further notice.  These actions include, but are not limited to, seizure, injunction, and civil money penalties.  Also, federal agencies may be advised of the issuance of Warning Letters about devices so that they may take this information into account when considering the award of contracts. Additionally, premarket approval applications for Class III devices to which the Quality System regulation violations are reasonably related will not be approved until the violations have been corrected.  Requests for Certificates to Foreign Governments will not be granted until the violations related to the subject devices have been corrected.

Please notify this office in writing within fifteen business days from the date you receive this letter of the specific steps your firm has taken to correct the noted violations, as well as an explanation of how your firm plans to prevent these violations, or similar violations, from occurring again.  Include documentation of the corrections and/or corrective actions (which must address systemic problems) that your firm has taken.  If your firm’s planned corrections and/or corrective actions will occur over time, please include a timetable for implementation of those activities.  If corrections and/or corrective actions cannot be completed within fifteen business days, state the reason for the delay and the time within which these activities will be completed. Your firm’s response should be comprehensive and address all violations included in this Warning Letter.

Your response should be sent to: Erica M. Katherine, Compliance Officer, Food and Drug Administration, 555 Winderley Place, Suite 200, Maitland, Florida, 32751. Refer to Unique Identification Number CMS432753 when replying. If you have any questions about the contents of this letter please contact: Erica M. Katherine at (407) 475-4731.

Finally, you should know that this letter is not intended to be an all-inclusive list of the violations at your firm’s facility.  It is your firm’s responsibility to ensure compliance with applicable laws and regulations administered by FDA.  The specific violations noted in this letter and in the Inspectional Observations, FDA 483, issued at the close of the inspection may be symptomatic of serious problems in your firm’s manufacturing and quality management systems.  Your firm should investigate and determine the causes of the violations, and take prompt actions to correct the violations and bring the products into compliance.

Sincerely yours,
/S/ Elizabeth W. Ormond
Elizabeth W. Ormond
Acting Director, Florida District